CONFIDENTIALITY, INTELLECTUAL PROPERTY AND RESTRICTIVE COVENANT AGREEMENT
This Confidentiality, Intellectual Property and Restrictive Covenant Agreement (this or the “Agreement”), is entered into by and between [EMPLOYEE] (“Employee”) and The New York Times Company, a New York corporation having its principal place of business at 620 8th Avenue, New York, New York 10018, or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and is effective on the date that it has been fully executed by both parties and approved by the Company’s Board of Directors.
RECITALS
WHEREAS, Employee has access to confidential and proprietary information of the Company; and
WHEREAS, the Company agrees to continue employing Employee contingent upon Employee’s execution of this Agreement so that the Company’s confidential and proprietary information will be safeguarded.
NOW, THEREFORE, in consideration of Employee’s continued employment by the Company, the mutual covenants and promises herein, and other good and valuable consideration related to Employee’s employment, including but not limited to the offer to participate in the Company’s executive severance plan, and with the intention of being legally bound, the parties enter into this Agreement as follows:
1.Definitions.
1.1“Confidential Information” means any and all non-public information concerning the Company, in any format (whether provided to or created or compiled by Employee and whether or not meeting the legal definition of a trade secret), including, without limitation, the following: (a) business, strategic, and/or staffing plans and financial information including forecasts, budgets, pricing and sales; (b) lists of, and information about, customers and prospective customers; (c) marketing activities, including plans, promotions, and research and development; (d) business operations and internal organizational structure; (e) proposed services and products; (f) contracts with customers, clients or other third parties; (g) the identities of distributors, contractors, consultants and vendors utilized in the Company’s business and the details of the Company’s relationship with them; (h) information concerning Company employees or agents, such as compensation, benefits or personal information; (i) personal information about subscribers, registered users or others; (j) the nature and content of proprietary or licensed third-party software used by the Company, source code, coding standards and techniques, processes and systems, technical data, research, product or service ideas or plans, software codes and designs, algorithms, laboratory notebooks, processes, formulas, techniques, mask works, engineering designs and drawings, and hardware configuration information; (k) unpatented inventions and related information, patent applications, technological innovations, originally created and/or customized software (including but not limited to features, specifications and source code); (l) information concerning journalistic operations such as future editorial plans and unpublished editorial material (including story ideas, files, research and story drafts), the identity of anonymous sources, and know-how about operations that are unique to the Company; (m) any legal, business, communications/public relations or financial advice sought by or received by the Company; or (n) any information which a reasonable person would want to know before making a decision to buy or sell securities. Confidential Information need not be marked “confidential” or otherwise labeled to qualify as Confidential Information. Confidential Information does not include information (x) rightfully in Employee’s possession without confidentiality obligations or part of Employee’s general skill, knowledge, know-how or experience; or (y) is disclosed to Employee without confidential or proprietary restriction by a third party who rightfully possesses and shares the information. Confidential Information includes any and all information that the Company is obligated to maintain as confidential or that the Company may receive or has received from others with any understanding, express or implied, that it will not be disclosed.
1.2“Intellectual Property” means all writings, literary works, photographs, video recordings, audio recordings, audio-visual recordings, drawings, designs, inventions, patents, business methods or processes, designs, discoveries, innovations, know-how, improvements, trademarks, works of authorship, information, trade secrets, source code, computer programs, mask works, and domain names, and all other forms of intellectual property (or proprietary works) that can be owned or subject to legal control. Intellectual Property also includes any or all (a) products, processes, services, software, data, technology, inventions, developments, databases, compilations and other work product of any nature whatsoever, in tangible or intangible form and (b) all enhancements, additions, modifications, extensions, updates, new versions, translations, improvements and derivative works of and to the items in subparagraph (a).
2.Use of Confidential Information.
2.1The parties recognize that the business of the Company and the nature of Employee’s employment will permit Employee to have access to Confidential Information of the Company, that such Confidential Information is the property of the Company, and that any unauthorized disclosure thereof may be highly prejudicial to their respective interests.
2.2Except as provided in Section 2.3, Employee shall maintain in secrecy and will take all reasonable and necessary measures to prevent unauthorized use or disclosure of all Confidential Information of the Company in accordance with Company policies. Employee will not, without the express written consent of the Chief Legal Officer of the Company, use, appropriate or reproduce Confidential Information or disclose or make available Confidential Information to any third party for any purpose other than the proper performance of Employee’s duties with the Company. If served with a subpoena, court order or other legal document requiring the disclosure of Confidential information, Employee will (unless such notice is prohibited by law or as is permitted in Section 2.3) promptly provide notice to the Company’s legal department so that it may take permissible steps to protect the Confidential Information, and Employee will fully cooperate during employment and thereafter in such efforts.

2.3Nothing in this Agreement shall prohibit or restrict Employee from initiating communications directly with, responding to any inquiry from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a government agency or entity, or from making other disclosures that are protected under the whistle-blower provisions of state or federal law or regulation. Employee does not need the prior authorization of the Company to engage in conduct protected by this subsection, and Employee does not need to notify the Company that Employee has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.
3.Intellectual Property.
3.1Work for Hire: Employee acknowledges that all Intellectual Property created or developed by Employee within the scope of their employment is the property of the Company as “work made for hire” under the U.S. Copyright Act and comparable laws of other countries. Nothing herein shall be construed to limit or diminish any rights or interests the Company would have in such works absent this Agreement. Nothing in this Agreement grants Employee rights in or to the Intellectual Property of the Company (“Company Intellectual Property”).
3.2Assignment of Rights to Company Intellectual Property: Except as provided in Section 3.3, and without limiting Section 3.1, Employee fully and finally grants and assigns to the Company all of Employee’s rights, title and interest, present and future, in and to all Company Intellectual Property (collectively, the “Assigned Rights”). Employee will cooperate during employment and thereafter if needed to secure the Company’s Assigned Rights, including by the execution of all documentation which the Company deems necessary to control such rights. Employee hereby irrevocably designates and appoints the Company as Employee’s agent and attorney-in-fact, to act for and on their behalf to execute and file any such documentation or conduct other activity related to such Assigned Rights.
3.3Excluded Intellectual Property: This Agreement does not require Employee to assign or offer to assign any rights in Intellectual Property that (a) was created prior to employment with the Company; or (b) was developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities or trade secret information, unless it either relates directly to the Company’s business and Employee’s position with the Company or results from any work performed by Employee for the Company (collectively, “Excluded IP”). In addition, this Agreement does not require Employee to assign or offer to assign any rights in Intellectual Property that cannot be assigned pursuant to applicable state law.
3.4License to Excluded IP: Employee agrees not to use any Excluded IP in connection with their employment with the Company without the Company’s prior written permission. If, in the course of Employee’s employment with the Company, Employee uses, or incorporates into Company work product, Intellectual Property owned by Employee, including, without limitation, any Excluded IP, Employee hereby grants to the Company and its licensees a nonexclusive, royalty-free, irrevocable, perpetual, worldwide, fully-paid up, sublicensable worldwide license to use, display, publish, reproduce, prepare derivative works based upon, display, perform, distribute, modify, and sell such Intellectual Property in all media, including for editorial and commercial purposes.
3.5Waiver: To the maximum extent permitted by applicable law, Employee waives all claims with respect to the rights granted by them hereunder, including but not limited to all claims arising from the Company’s exercise of rights granted to or possessed by it pursuant to this Agreement, including but not limited to intellectual property rights and rights of publicity.
3.6Company’s Rights are Reserved: Nothing in this Agreement grants Employee rights in or to any Company Intellectual Property. This Agreement is intended to supplement, and not to supersede, any rights the Company may have in law or equity with respect to the ownership of Intellectual Property or the protection of trade secrets or confidential or proprietary information.
3.7Third-Party Intellectual Property: Employee agrees not to incorporate any Intellectual Property owned, in whole or in part, by any third party (e.g., a former employer) into any Company work product, except with the Company’s prior written permission.
3.8Maintenance of Records: Employee will promptly disclose, to the Company, any inventions, patents, source code, or computer programs, conceived, created, or developed by Employee within the scope of their employment with the Company, and to the extent required by applicable law, such disclosure shall be received in confidence for the purpose of determining the rights therein. Employee will maintain complete records of any such materials developed by Employee during employment with the Company and will fully cooperate during employment and thereafter in taking all steps necessary to secure, maintain and enforce the Company’s rights, title and interest in the assigned Company Intellectual Property. The records will be available to and remain the sole property of the Company at all times. Employee agrees not to remove such records from the Company’s place of business except as expressly permitted by Company policy. Employee agrees to deliver all such records (including any copies thereof) to the Company at the time of termination of employment for any reason.
4.Return of Confidential Information and Other Company Property. The Company may require Employee at any time during Employee’s employment, and will require Employee upon termination of employment for any reason, to (i) return to the Company all property, including but not limited to computers, laptops, personal handheld devices and mobile phones, documents, data, software, access cards, and credit cards; and (ii) delete from Employee’s own computer equipment, mobile telephone or any other personal account or device (or personal email or cloud account, external drive or other form of data storage) any Confidential Information or Intellectual Property of the Company. Upon the Company’s request, Employee shall certify in writing to the Company that no such Confidential Information or other Company property remains in Employee’s possession or control.

5.Restrictive Covenants.
5.1Non-Solicitation of Employees: During Employee’s employment with the Company and for a period of eighteen (18) months following the termination of Employee’s employment for any reason, Employee will not, directly or indirectly, solicit, induce, recruit, encourage or take away (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any employee or independent contractor of the Company to leave their employment or engagement with the Company (either for employment with Employee or with any other entity or person), or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Company. For the avoidance of doubt, this Section 5.1 does not prohibit Employee from hiring or engaging any individual who responds to a general solicitation or job posting that is not directed towards any specific individual or any employee or independent contractor of the Company.
5.2Non-Disparagement: Except as provided in Section 2.3, Employee agrees that during Employee’s employment and following termination of employment for any reason, Employee will not in any way disparage the Company or its officers, directors or employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of the Company; provided, however, that Employee shall not be prohibited from disclosing the details or underlying facts and circumstances of claims of discrimination or harassment on the basis of a characteristic protected by applicable law or related claims of retaliation. Nothing herein shall prevent Employee from testifying truthfully under oath to enforce or defend Employee’s rights under this agreement or any other agreement with the Company or otherwise pursuant to any court order, subpoena, or disclosures required by law.
6.At-Will Status. Employee acknowledges and agrees that this Agreement is not meant to imply or to constitute an employment contract for a specific term of employment and that the at-will status of Employee’s employment with the Company is not affected by this Agreement.
7.Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement are held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
8.Remedies For Threatened or Actual Breach. Employee agrees that in the event of a threatened or actual breach of Section 2, Section 3, Section 4, or Section 5, in whole or in part, the resulting damage would be irreparable and thus difficult or impossible to determine, and that, in any event, there would not be an adequate remedy at law to protect against or remedy any damage, even if money damages may be awarded. Employee further acknowledges that Employee’s skills and knowledge are special, unique and extraordinary and that any breach or threatened breach of Section 2, Section 3, Section 4, or Section 5 would result in immediate and irreparable injury to the Company. Employee therefore agrees that, in addition to any money damages or other equitable relief as may be deemed proper by a court or arbitrator of competent jurisdiction, the Company is entitled to immediately restrain and enjoin Employee from any activity in breach of this Agreement and/or in aid of arbitration, without the necessity of posting bond or other security, if such a breach occurs or is imminent or threatened.
9.Survival of Rights. The terms and conditions in Section 2, Section 3, Section 4 and Section 5 of this Agreement are necessary to protect the rights and interests of the Company and Employee and will survive the termination or expiration of this Agreement. The terms and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement will survive until such time as those terms and conditions have been fulfilled or satisfied.
10.Governing Law. This Agreement and any disputes relating in any way to this Agreement will be construed and interpreted in accordance with and governed by the laws of the State of [STATE WHERE EMPLOYEE WORKS]. With respect to this Agreement and any suit, action or other proceeding arising from or relating to this Agreement, subject to any agreement to arbitrate between the parties, each party hereby submits itself for the sole purpose of this Agreement and any controversy arising under this Agreement to the exclusive jurisdiction of the federal or state courts (and any courts of appeal there from) located in the State of [STATE WHERE EMPLOYEE WORKS], and waives any objection to the jurisdiction, forum, or venue of such courts.
11.Warranties. Employee represents and warrants that: (i) Employee has the full capacity, power, right and authority to enter into this Agreement, to be legally bound by this Agreement and to fully perform Employee’s obligations under this Agreement; (ii) this Agreement is a valid and binding instrument and is binding upon Employee and Employee’s heirs, assigns and legal representatives; (iii) in executing this Agreement, Employee has not relied upon any representation or statement not set forth in this Agreement; (iv) Employee has not and will not improperly use or disclose to the Company, or store on the Company premises or IT systems, computers or other devices, any trade secrets, confidential or proprietary information or material belonging to any previous employer; and (v) there are no other agreements to which Employee is a party or is bound, or orders, judgments or decrees to which Employee is subject, that conflict with this Agreement or with Employee’s ability to perform Employee’s obligations under this Agreement.
12.Interpretation. Headings are used for reference only and shall not be considered when interpreting this Agreement. Each of the terms “include,” “includes,” and “including” is deemed to be followed by “without limitation”. The Company’s “affiliates” as used herein means the entities that directly or indirectly control, are controlled by, or are under common control with The New York Times Company. The term “Company” as used in Section 3 means the Company that employs Employee.
13.Entire Agreement. This Agreement sets forth the complete understanding of the parties regarding the subject matter referred to in this Agreement. No amendment or modification of this Agreement will be valid or binding upon the parties unless in writing and signed by both parties.

This Agreement is executed by the parties as follows:

The New York Times Company	Employee
Signed: ________________________	Signed: ________________________
Title:	Title:
Date:	Date: